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                                                              EXHIBIT 2.4


          THIRD AMENDMENT TO SHARE PURCHASE AGREEMENT


We refer to the agreement dated 9th August, 1996 between (1)
Cadbury Schweppes Public Limited Company; (2) Coca-Cola
Holdings (United Kingdom) Limited; (3) The Coca-Cola Company;
(4) Bottling Holdings (Great Britain) Limited; and
(5) Coca-Cola Enterprises Inc. for the sale and purchase of all the issued share capital of Amalgamated Beverages (Great Britain)
Limited as amended by an agreement dated 29th November, 1996 and by a second agreement dated 16th December, 1996 (the
"Agreement").

Unless defined otherwise in this agreement, words and expressions defined in the Agreement have the same meaning in this agreement.

We agree that:

1. The date of 29th January, 1997 in clause 4(4) of the Agreement and in the definition of "Membership Transfer Date" in Schedule 6 to the Agreement shall be extended to 14th February, 1997 in each place where it occurs in each of those provisions;

2. Clause 11(2)(b) of the Agreement shall be deleted and shall be replaced by the words "the dividend will only be declared during the period beginning on the date of this agreement and ending on the Business Day before the date on which Completion occurs but shall only be payable on the next Business Day after the date on which Completion occurs";

3. Clause 11(2)(g) shall be deleted and shall be replaced by the words "the dividend shall be payable outside the group income election made by the relevant Company and the recipient of the relevant dividend pursuant to
     Section 247 Income and Corporation Taxes Act 1988 unless the dividend is payable by CCSB to ABGB after 31st December, 1996 in which case the Sellers and the Purchaser shall procure (so far as each of them is able to do so) that CCSB shall to the extent permitted by law pay that dividend within the relevant group income election pursuant to that Section.";

4.   Clause 11(8) of the Agreement shall be deleted;

5. For the purposes of clause 12(1) of the Agreement, Completion shall take place at any time after the satisfaction or waiver of the last of the conditions set out in clause 4 of the Agreement to be satisfied or waived, provided that it shall take place no later than the day which is 5 Business Days after the day on which the last condition shall have been satisfied or waived;

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6.   Clauses 12(4)(a)(iv) and 12(4)(b)(iv) shall be deleted
     unless the board of directors of each of ABGB and CCSB shall, prior to the date of Completion, have approved the audited balance sheets as at 28th December, 1996 and audited profit and loss accounts for the period of 52 weeks ended on that date of ABGB and CCSB respectively (including in the case of ABGB the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for that period) and the notes and directors' reports relating to them;

7. The date of 5th February, 1997 in clause 12(6) of the Agreement shall be extended to 21st February, 1997; and

8. The words "satisfied in full" in clause 13(2) of the Agreement shall be replaced by the words "repaid in full (whether by way of assignment or prepayment or otherwise but subject to compliance with applicable law and for a consideration equal to the principal amount of such indebtedness plus accrued interest (subject to any deduction of tax required by law) as at Completion) to the relevant member of the Cadbury Schweppes' Group or of the Coca-Cola Group, as appropriate. All indebtedness due to any member of the Cadbury Schweppes' Group from any Company (with the exception of a Pound Sterling 24,000,000 loan dated 11th December, 1989 which, it is intended, shall be satisfied (subject to applicable law) by way of repayment) shall be satisfied by way of assignment to the Purchaser or Coca-Cola Enterprises or such other party connected with Coca-Cola Enterprises as either of them may nominate".

We agree that Section 2 of Schedule 10 to the Agreement shall be deemed to include this agreement and a further letter to be sent by Cadbury Schweppes plc to Coca-Cola Holdings (United Kingdom) Limited and copied to Coca-Cola Enterprises Inc. which amends the letter identified in paragraph 4 of Section 2 of Schedule 10 to the Agreement.

All other provisions of the Agreement shall remain in full force and effect and references to the Agreement shall be to the Agreement as amended by this agreement.












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                                  3


This agreement shall be governed by and construed in accordance with English law and the provisions of clauses 19, 20, 22 and 26(2) of the Agreement shall apply to this agreement as if repeated in it.


SIGNED by S/ DAVID M. KAPPLER    )
for and on behalf of CADBURY     )
SCHWEPPES PUBLIC LIMITED         )
COMPANY                          )

        29 JANUARY 1997
Date: ....................................................



SIGNED by S/ SCOTT L. EWART      )
for and on behalf of COCA-COLA   )
HOLDINGS (UNITED KINGDOM)        )
LIMITED                          )

       29 JANUARY 1997
Date: ....................................................



SIGNED by S/ ANN T. TAYLOR        )
for and on behalf of THE COCA-COLA)
COMPANY                           )


       29 JANUARY 1997
Date: ....................................................


SIGNED by S/ HENRY A. SCHIMBERG  )
for and on behalf of BOTTLING    )
HOLDINGS (GREAT BRITAIN)         )
LIMITED                          )

       29 JANUARY 1997
Date: ....................................................




SIGNED by S/ HENRY A. SCHIMBERG )
for and on behalf of COCA-COLA  )
ENTERPRISES INC.                )

       29 JANUARY 1997
Date: ....................................................